Exhibit 99.1

MARVELL SIGNS DEFINITIVE AGREEMENT TO ACQUIRE UTSTARCOM’S SYSTEM-ON-CHIP DIVISION

Santa Clara, Calif. and ALAMEDA, Calif., Dec. 21, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, and Marvell® (Nasdaq: MRVL), the leader in development of storage, communications, and consumer silicon solutions, today announced a definitive agreement for Marvell to purchase substantially all the assets of UTStarcom’s semiconductor design business division, including the assets related to UTStarcom’s acquisition of Advanced Communications Devices Corporation in December 2001.

UTStarcom’s semiconductor design business is primarily focused on developing wireless communications solutions including 3G wireless application technologies and silicon solutions for Personal Handyphone System (PHS) products.

“We are very pleased to enter into this agreement and look forward to further strengthening our relationship with UTStarcom,” stated Dr. Sehat Sutardja, Marvell’s president and chief executive officer.  “Additionally, we are very excited to have this strong engineering team join the Marvell family as well as greatly expand our growing operations in China.”

Under the terms of the definitive agreement, Marvell will purchase substantially all of the assets of UTStarcom’s System-on-Chip semiconductor business division for $24 million in cash.  The acquisition is expected to close within sixty days following the satisfaction of regulatory requirements and other customary closing conditions.  Additionally, in accordance with the definitive agreement, Marvell may pay an additional $16 million upon certain defined milestones being achieved.  Upon closing, Marvell may record a one-time charge for purchased in-process research and development expenses.  The amount of that charge, if any, has not yet been determined.

“This divestiture is consistent with the corporate restructuring plan announced earlier this year which is focused on streamlining our business to our strategic handset and system level core competencies and better aligning the company’s resources with industry trends and sales opportunities in the marketplace,” said Hong Lu, chief executive officer and president of UTStarcom, Inc. “We believe that this transaction will allow us to maintain the cost benefits enabled by our internal development of ASIC chip design by leveraging the proven semiconductor capabilities of Marvell.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

About Marvell

Marvell (NASDAQ: MRVL) is the leader in development of storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH.  MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on projections and assumptions about our products and our markets.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.   Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements.  These statements are not guarantees of results and are subject to risks and uncertainties.  Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the risk we may not realize the anticipated benefits of the acquisition or the anticipated benefits of the products and technology, the strength of our future relationship with UTStarcom, the timing of the completion of the acquisition and risks associated with acquisitions, including the ability to successfully integrate the acquired technologies or operations, potential diversion of management’s attention and our ability to retain key employees of acquired businesses.  For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Additional Factors That May Affect Future Results” in Marvell’s annual report on Form 10-K for the fiscal year ended January 29, 2005 and Marvell’s subsequent reports on Form 10-Q.  We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are trademarks of Marvell.  All other trademarks are the property of their respective owners.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the impact of the divestiture and relationship with Marvell on UTStarcom’s efforts of corporate restructuring, including its efforts to streamline its business to strategic handset and system level core competencies and align its resources with industry trends and sales opportunities in the market, the anticipated cost benefits in chip design associated with continued relationship with Marvell, the anticipated timing of the completion of the divestiture, and the expectation that UTStarcom’s relationship with Marvell will continue.  Additionally, words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in product deployments, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements.  UTStarcom also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

UTStarcom Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Marvell Company Contact

Mike Tate

Vice President and Treasurer

(408) 222-2500

mtate@marvell.com